Exhibit 8.1 — List of Subsidiaries

Subsidiaries	Jurisdiction	Usual Name
Ampla Energía e Serviços S.A.	Brasil	Ampla
Centrais Elétricas Cachoeira Dourada S.A.	Brasil	Cachoeira Dourada
Central Hidroeléctrica de Betania S.A. E.S.P.	Colombia	Betania
CGTF — Central Geradora Termelétrica Fortaleza S.A.	Brasil	Endesa Fortaleza
Chilectra S.A.	Chile	Chilectra
Codensa S.A. E.S.P.	Colombia	Codensa
Compañía Americana de Multiservicios Ltda.	Chile	CAM
Compañía de Inteconexión Energética	Brasil	CIEN
Compañía Eléctrica Cono Sur S.A.	Panamá	Cono Sur
Compañía Eléctrica Tarapacá S.A.	Chile	Celta
Edegel S.A.A.	Peru	Edegel
Emgesa S.A. E.S.P.	Colombia	Emgesa
Empresa Distribuidora Sur S.A.	Argentina	Edesur
Empresa Eléctrica Pangue S.A.	Chile	Pangue
Empresa Eléctrica Pehuenche S.A.	Chile	Pehuenche
Empresa Nacional de Electricidad S.A.	Chile	Endesa Chile
Endesa Brasil S.A.	Brasil	Endesa Brasil
Endesa Costanera S.A.	Argentina	Endesa Costanera
Hidroeléctrica El Chocón S.A.	Argentina	El Chocón
Inmobiliaria Manso de Velasco S.A.	Chile	IMV
Inversiones Distrilima	Peru	Distrilima
Investluz	Brasil	Investluz
Luz de Bogotá S.A.	Colombia	Luz de Bogotá
Synapsis Soluciones y Servicios IT Ltda.	Chile	Synapsis